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                    MINNESOTA MUTUAL VARIABLE ANNUITY ACCOUNT
                            VOYAGEUR HARBOUR ANNUITY
              FEDERATED HIGH INCOME BOND II SEGREGATED SUB-ACCOUNT
                            PERFORMANCE CALCULATIONS

TOTAL RETURN CALCULATIONS

Total return is the percentage change between the offering price of one accumulation unit at the beginning of a period and the redeemable value of that accumulation unit at the end of a period. A data base file is kept and updated monthly with respect to accumulation unit values. From this data base file, total return can be calculated for any specified number of periods since the underlying mutual fund portfolio's date of inception. The contracts offered by this prospectus will first become available for sale on February 1, 1997. The performance figures shown reflect the historical results that would have been achieved had the contract been in existence since the inception of the Federated High Income Bond II Fund, Inc.

CUMULATIVE TOTAL RETURN

Cumulative total return is based on an initial $1,000 investment made on February 2, 1994. Using the accumulation unit value information attached, the cumulative total return for each type of Voyageur Harbour Annuity Contract without consideration of the contingent deferred sales charge at December 31, 1995 is as follows:

  CUMULATIVE    =   ENDING REDEEMABLE VALUE - INITIAL AMOUNT INVESTED  *  100
                    -------------------------------------------------
  TOTAL RETURN                  INITIAL AMOUNT INVESTED

Cumulative total return for the period from February 2, 1994 (date of inception) to December 31, 1995 is as follows:

                      1,095.82 - 1,000.00  *  100  = 9.58%
                      -------------------
                           1,000.00

AVERAGE ANNUAL TOTAL RETURN

In accordance with the SEC, average annual total return (T) allocates equal value among each period (N) by comparing the initial amount invested (P) to the ending redeemable value (ERV). The formula prescribed by the SEC is as follows:

                                         N
                                P[(1 + T) ] = ERV

Average annual total return for the period from February 2, 1994 (date of inception) to December 31, 1995 (with and without consideration of the contingent deferred sales charge) is as follows:

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VOYAGEUR HARBOUR ANNUITY CONTRACT - INCLUDING DEFERRED SALES CHARGE

                                1.83
          $1,000.00 [(1 + .0195)    ] = $1,036.07       T = 1.95%


VOYAGEUR HARBOUR ANNUITY CONTRACT - WITHOUT DEFERRED SALES CHARGE

                                1.83
          $1,000.00 [(1 + .0510)    ] = $1,095.82       T = 5.10%

Average annual total return for the one year ended December 31, 1995 (with and without consideration of the contingent deferred sales charge) is as follows:

VOYAGEUR HARBOUR ANNUITY CONTRACT - INCLUDING DEFERRED SALES CHARGE

                                1
          $1,000.00 [(1 + .0921) ] = $1,092.06          T = 9.21%

VOYAGEUR HARBOUR ANNUITY CONTRACT - WITHOUT DEFERRED SALES CHARGE

                                1
          $1,000.00 [(1 + .1521) ] = $1,152.06         T = 15.21%

The following information is used in the total return calculations:

                                            Accumulation
                   Date                      unit value
                 --------                   ------------

                 02/02/94                    $ 1.000000
                 12/31/94                       .952621
                 12/31/95                      1.130822